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                                                                    EXHIBIT 10.3

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement ("Employment Agreement"), effective February 20, 2003 is between Harvest Natural Resources, Inc. (the "Company") and Kerry R. Brittain, a resident of Texas, ("Employee"), the terms and conditions of which are as follows:

         WHEREAS, the Company and Employee entered into an employment agreement effective July 15, 2002 (the "Original Employment Agreement");

         WHEREAS, the Company wishes to provide Employee with certain additional benefits in the event of a Change of Control in addition to the benefits described in the Original Employment Agreement;

         WHEREAS, the Company and Employee acknowledge that if Employee's employment with the Company terminates for any reason, Employee may inevitably disclose trade secrets of, and other proprietary and confidential information about, the Company's business, operations and prospects;

         WHEREAS, Employee wishes to enter into this Amended and Restated Employment Agreement to receive the benefit of the provisions contained in it; and

         WHEREAS, the Company and Employee wish to amend the Original Employment Agreement as hereinafter set forth and, for convenience of reference, restate the Original Employment Agreement except as amended hereby.

1. NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY AND RECEIPT OF WHICH ARE ACKNOWLEDGED, THE COMPANY AND EMPLOYEE AGREE AS FOLLOWS:TERM OF EMPLOYMENT.

         Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for the term which starts on July 15, 2002, and ends on May 31, 2004. On May 31, 2004, and on each anniversary thereafter (an "Extension Date") the term of this Employment Agreement shall automatically be extended for a one-year period unless and until either party has given written notice to the other at least one year before any Extension Date that it or he wishes to terminate this Agreement as of such Extension Date.

2.       POSITION AND DUTIES.

         (a) Position. Subject to annual election by the Company's Board of Directors, Employee's position shall be Vice President, General Counsel and Corporate Secretary of Harvest Natural Resources, Inc.

         (b) Duties and Responsibilities. Employee's duties and responsibilities initially shall be those normally associated with Employee's position, plus any additional duties and

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responsibilities the Company initially may assign orally or in writing to
Employee. Employee shall undertake to perform all Employee's duties and responsibilities for the Company and its affiliates in good faith and on a full-time basis and shall at all times act in the course of Employee's employment under this Employment Agreement in the best interest of the Company and Company's affiliates.

         (c) The Company's Right to Change Position or Duties. Subject to the terms of this Agreement, the Company shall have the right to the extent the Company from time to time reasonably deems necessary or appropriate to change Employee's position or to expand or reduce Employee's duties and responsibilities.

3.       COMPENSATION AND BENEFITS.

         (a) Base Salary. During the term of this Employment Agreement, Employee's yearly base salary shall be not less than $230,000 US, which yearly base salary shall be payable from the Company's Houston offices to Employee in accordance with the Company's standard payroll practices and policies, and shall be subject to such withholdings as required by U.S. Federal law and the State of Texas or as otherwise permissible under such practices or policies. The Company shall annually review Employee's base salary.

         (b) Annual Bonus. Employee shall be eligible for such annual bonus, beginning in 2002, as may be determined by the Human Resources Committee of the Company's Board of Directors and the Company's Board of Directors, which bonus shall be based on Employee's performance contract guidelines adopted by the Company, the Company's overall performance and any special circumstances the Human Resources Committee and the Board deems appropriate. Any such bonus is to be determined at the discretion of the Company's Human Resources Committee and the Board of Directors. This bonus for 2002 shall include $20,000 payable to Employee on the date of this Employment Agreement. Except for this $20,000 bonus, Employee acknowledges that the Company is not obligated to award him any bonus in any year.

         (c) Moving Expenses. The Company shall pay Employee $65,000 to defray expenses incurred by employee in moving to Houston, Texas.

         (d) Employee Benefit Plans. Employee shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs, and policies as in effect from time to time.

         (e) Stock Options. As of July 15, 2002, Employee was granted a stock option to purchase 75,000 shares of the Company's common stock under the Company's 2001 Long-Term Stock Incentive Plan at the closing price on July 15, 2002 for the common stock of the Company as reported in the Wall Street Journal. Employee's right to exercise this option shall vest over a three (3) year period: 25,000 shares on July 15, 2003; 25,000 shares on July 15, 2004; and 25,000 shares on July 15, 2005; provided, Employee is still an employee of Company and as otherwise set forth in the Plan and Stock Option Agreement, attached hereto and incorporated herein, to be executed between Employee and Company effective as of the date of grant.

         (f) Vacation. Employee shall be entitled to four (4) weeks annual vacation.

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         (g)      Expenses. The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by Employee in the performance of his services hereunder upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Employee.

         (h) Office Facilities and Services. Employee shall be accorded such benefits and support services, including without limitation, office facilities, administrative assistant, communications, and such other perquisites as would normally be accorded by a corporation of the size and at the stage of development in the industry in which the Company is, to its Vice President, General Counsel and Corporate Secretary.

         (i) Indemnification. Employee shall be entitled to the benefit of the indemnification provisions contained in the bylaws of the Company, as the same may be amended.

4.       TERMINATION OF EMPLOYMENT.

         (a) Termination By The Company Other Than For Cause Or By Employee For Good Reason.

                  (1) The Company shall have the right to terminate Employee's employment other than for Cause at any time and Employee shall have the right to quit or resign for Good Reason at any time.

                  (2) If (a) the Company or its successors terminate Employee's employment with the Company other than (i) for Cause or (ii) pursuant to a notice of termination delivered in accordance with Section 1 of this Employment Agreement or (b) Employee resigns for Good Reason, then (x) the Company shall pay to Employee within thirty (30) days after the termination or resignation an amount equal to twenty-four months of Employee's base salary as in effect immediately before Employee's termination of employment or resignation and (y) any outstanding stock option(s) granted by the Company to Employee shall become fully vested and shall remain exercisable for twelve (12) months following Employee's termination pursuant to this section 4(a)(2), or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period.

                  (3)      If the termination or resignation described in
Section 4(a)(2) occurs within 730 days after or 240 days before a Change of Control, then, in addition to the benefits accruing to Employee under Section 4(a)(2), (x) the Company shall pay to Employee, within thirty (30) days after the termination or resignation, the Bonus Amount, (y) for a period of twenty-four months following the termination or resignation the Company shall continue to provide Employee and Employee's dependents with the same level of life, disability, accident, dental and health insurance benefits Employee and Employee's dependents were receiving immediately before Employee's termination or resignation, and (z) the company will pay Employee, within thirty (30) days after the termination or resignation, an additional amount such that the net amount retained by Employee pursuant to the benefits described in Section 4(a)(2) and clause (x) of this Section 4(a)(3) after any federal, state, local and other taxes (including without limitation any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended

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from time to time) shall be equal to the amount that Employee would have received pursuant to those benefits before payment of any such taxes.

                  (4) If the Company or its successors terminate Employee's employment with the Company pursuant to a notice of termination delivered in accordance with Section 1 of this Employment Agreement within 730 days after or 240 days before a Change of Control, then (w) the Company shall pay to Employee, within thirty (30) days after the termination, an amount equal to twenty-four months of Employee's base salary as in effect immediately before Employee's termination of employment and the Bonus Amount, (x) any outstanding stock option(s) granted by the Company to Employee shall become fully vested and shall remain exercisable for twelve (12) months following Employee's termination pursuant to this section 4(a)(4), or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period, (y) for a period of twenty-four months following Employee's termination the Company shall continue to provide Employee and Employee's dependents with the same level of life, disability, accident, dental and health insurance benefits Employee and Employee's dependents were receiving immediately before Employee's termination of employment, and (z) the Company shall pay to Employee, within thirty (30) days after the termination, an additional amount such that the net amount retained by Employee pursuant to the benefits described in clauses (w) and (x) of this section 4(a)(4) after any federal, state, local and other taxes (including without limitation any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time) shall be equal to the amount that Employee would have received pursuant to such benefits before payment of any such taxes.

         (b) Termination By The Company For Cause Or By Employee Other Than For Good Reason.

                  (1) The Company shall have the right to terminate Employee's employment at any time for Cause and Employee shall have the right to quit or resign at any time other than for Good Reason.

                  (2) If the Company terminates Employee's employment for Cause or pursuant to a notice of termination delivered in accordance with
Section 1 of this Employment Agreement that is not delivered within 730 days after or 240 days before a Change of Control, or Employee quits or resigns other than for Good Reason, the Company's only obligation to Employee under this Employment Agreement shall be to pay Employee's base salary (including accrued vacation) actually earned up to the date Employee's employment terminates.

         (c)      Termination for Disability or Death.

                  (1) The Company shall have the right to terminate Employee's employment on or after the date Employee has a Disability, and Employee's employment shall terminate at Employee's death.

                  (2)      If Employee's employment terminates under this
section 4(c), the Company shall pay Employee or, if Employee dies, Employee's estate the amount provided for

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under section 4(a)(2) and, in addition, Employee or, if Employee dies,
Employee's estate shall be entitled to the provisions of section 4(a)(2) with respect to Employee's stock options.

         (d) Bonus Amount. The term "Bonus Amount" means twice the amount of the higher of (i) the highest annual bonus earned by Employee for the last three fiscal years ending prior to the termination date, excluding any bonus payment related to the sale of Arctic Gas, and (ii) (A) the target bonus percentage as established by the Company's Board of Directors for the fiscal year in which the Change of Control occurs, multiplied by (B) Employee's annual base salary for that fiscal year (whether or not paid or accrued for the full year at the time of Employee's termination or resignation.

         (e) Cause. The term "Cause" shall mean (1) Employee's final conviction of a felony by a trial court, (2) Employee's material breach of this Employment Agreement or (3) Employee's material violation of any policy or code of conduct of the Company, all as reasonably determined by the Company.

         (f) Good Reason. The term "Good Reason" shall mean any of the following, unless Employee shall have given his express written consent thereto:
(1) a material breach of the terms and conditions of this Employment Agreement by the Company which remains uncorrected for thirty (30) days after Employee delivers written notice of such breach to the Company; (2) failure to maintain or reelect Employee to the position described in section 2(a); (3) a significant reduction of Employee's duties, position or responsibilities relative to Employee's duties, position or responsibilities in effect immediately prior to such reduction, unless Employee is provided with comparable duties and responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to Employee immediately prior to such reduction; (5) a reduction by the Company of Employee's monthly base salary in effect immediately prior to such reduction; (6) the Company fails to continue Employee's participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis, both in terms of the amount of benefits provided to Employee and the level of Employee's participation, relative to other participants, (7) the relocation of Employee more than fifty (50) miles from the location of the Company's principal office on the date hereof; or (7) the failure of the Company to obtain a satisfactory agreement from a successor to assume and agree to perform this Employment Agreement as contemplated by section 6(d).

         (g) Disability. Employee shall have a "disability" under this Employment Agreement on the date the Company receives written notice from a physician selected by the Company that Employee no longer can perform one or more of the essential functions of Employee's job even with reasonable accommodation.

         (h) Change of Control. A "Change of Control" means the occurrence of any of the following:

                  (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Covered Person") of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then

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outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that for purposes of this subsection (1) of this Section 4(g) the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company,
(ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (3) of this Section 4(g); or

                  (2) individuals who, as of the date of this Employment Agreement, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of this Employment Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or

                  (3) the consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill (a "Business Combination"), provided, however, that for purposes of this subsection (3), a Business Combination will not constitute a change of control if the following three requirements are satisfied:

                           following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company's voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of

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                           this Employment Agreement, and whose election or
                           nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

         (i) Benefits. Employee shall have the right to receive any benefits payable under the Company's employee benefits plans, programs and policies (other than the Company's change of Control Severance Plan (the "Change of Control Plan")) which Employee otherwise has a non-forfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of Employee's rights under this Employment Agreement upon a termination of employment in addition to any other benefits under this section 4 without regard to the reason for such termination of employment. Employee acknowledges and agrees that until the termination of this Agreement, he shall not be entitled to participate in the Change of Control Plan.

         (j) Notice of Termination. Any termination by the Company or by Employee for any reason shall be communicated by a notice of termination to the other party hereto and shall be given in accordance with section 6(a). Such notice shall state the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

         (k) No Mitigation. Employee shall not be required to mitigate the amount of any severance payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

         (l) Stock Option Agreements. In the event of a conflict adverse to Employee between the terms of this Agreement and the terms of any agreement granting Employee stock options, the terms of this Agreement shall govern.

5.       COVENANTS BY EMPLOYEE

         (a)      Property of the Company.

                  (1) Employee covenants and agrees that upon the termination of Employee's employment for any reason or, if earlier, upon the Company's request shall promptly return all Property which had been entrusted or made available to Employee by the Company.

                  (2) The term "Property" shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee's employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during Employee's employment which relate to the Company's business, products or services.

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         (b)      Trade Secrets.

                  (1) In consideration for the promises made in section 5(d) of this Agreement, the Company promises that it shall provide and make available to Employee certain confidential, proprietary information and trade secrets.

                  (2) Employee covenants and agrees that Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any Trade Secret that Employee may have acquired pursuant to section 5(b)(1) above during the term of Employee's employment by the Company for so long as such information remains a trade secret.

                  (3) The term "Trade Secret" shall mean information, including, but not limited to, technical or non-technical data, a formula, a patent, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosures or use and (b) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

                  (4) This section 5(b) is intended to provide rights to the Company which are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

         (c)      Confidential Information.

                  (1) Employee covenants and agrees while employed under this Employment Agreement and thereafter during the Restricted Period he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any of the Company's or the Company's affiliates' Confidential or Proprietary Information that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee's employment by the Company or its affiliates.

                  (2) The term "Confidential or Proprietary Information" shall mean any secret, confidential or proprietary information that the Company or an affiliate (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violation of any right of the Company or its affiliates.

         (d) Non-Competition. During the period of Employee's employment with the Company and thereafter during the Restricted Period, Employee covenants and agrees that he shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses competing with Company (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing). Investments in less than 5% of the outstanding securities of any class of the Company subject to the reporting requirements of
Section 13 or Section 15(d) of the Securities

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Exchange Act of 1934, as amended, shall not be prohibited by this section. For purposes of this section (d), the term "Company" shall include Harvest Natural Resources, Inc. and any of its affiliates or subsidiaries or any company in which it is a minority shareholder or a joint venture partner. For purposes of this section, the term "businesses" shall mean any enterprise, commercial venture, or project involving oil and gas exploration or production activities in the same geographic areas as the Company's activities during the period of Employee's employment.

                  Further, during the period of Employee's employment with the Company and thereafter during the Restricted Period, Employee covenants and agrees that he will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company's employment or in any way interfere with the relationship between the Company and any employee thereof. Further, Employee will not induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company.

                  If (i) pursuant to the arbitration process described in
                  Section 6(c) of this Employment Agreement (or such other process as to which the Company and Employee may agree upon in writing), it is determined that Employee has violated the provisions of this Section 7(d), and (ii) employee has received a payment from the Company pursuant to Section 4(a)(2)(x) or Section 4(a)(4)(x) of this Agreement (the "Lump Sum Severance Amount"), then, in addition to any other remedies that the Company may have, Employee shall be obligated, and hereby agrees, to pay the Company, as liquidated damages, an amount (but not less than zero) equal to the product of (x) the Lump Sum Severance Amount and (y) a fraction whose numerator is the excess of twenty-four (24) over the number of calendar months that have elapsed since the last day of employee's termination of employment under Section 4 of this Agreement and whose denominator is twenty-four (24).

         (e) Employment Restriction - Conflict of Interest. Employee covenants and agrees that he will not receive and has not received any payments, gifts or promises and Employee will not engage in any employment or business enterprises that in any way conflict with his service and the interests of the Company or its affiliates. In addition, Employee agrees to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee or the Company.

                  Employee shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if Employee knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee or the Company.

                  By signing this Agreement, Employee acknowledges that he has not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Employee or the Company.

         (f) Restricted Period. The term "Restricted Period" shall mean the two-year period which starts on the date Employee's employment terminates with the Company without regard to whether such termination comes before or after the end of the term of this Employment Agreement.

         (g) Reasonable and Continuing Obligations. Employee agrees that Employee's obligations under this section 5 are obligations which will continue beyond the date Employee's employment terminates, that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this section 5.

6.       MISCELLANEOUS.

         (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 15835 Park Ten Place Drive, Houston, Texas 77084. Notices and communications to Employee shall be sent to Employee's address provided above.

         (b) No Waiver. Except for the notice described in section 4(d), no failure by either the Company or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or condition of this Employment Agreement.

         (c) Arbitration and Governing Law. ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN EMPLOYEE AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE COMPANY WILL BEAR THE ADMINISTRATIVE COSTS OF ANY ARBITRATION UNDER THIS AGREEMENT, INCLUDING THE ARBITRATOR'S FEES. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ORDER REMEDIES WHICH EMPLOYEE COULD OBTAIN IN A COURT OF COMPETENT JURISDICTION, INCLUDING BACK-PAY, SEVERANCE COMPENSATION, REIMBURSEMENT OF COSTS, INCLUDING THOSE INCURRED TO ENFORCE THIS

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AGREEMENT, AND INTEREST THEREON IN THE EVENT THE ARBITRATOR DETERMINES THAT
EMPLOYEE WAS TERMINATED WITHOUT DISABILITY OR GOOD CAUSE, AS DEFINED HEREIN, OR THAT THE COMPANY HAS OTHERWISE MATERIALLY BREACHED THIS AGREEMENT. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS, UNITED STATES OF AMERICA. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BE ENTITLED TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, FROM ANY COURT OF COMPETENT JURISDICTION, WITHOUT THE NEED TO RESORT TO ARBITRATION IN THE EVENT THAT EMPLOYEE VIOLATES SECTIONS 5(b), 5(c), 5(d) OR 5(e) OF THIS AGREEMENT. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUCTED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.

         (d) Assignment by Company. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee's employment under this Employment Agreement; provided, however, that in the case of an assignment to an affiliate, the Company shall not be relieved of its obligations under this Agreement. The Company will require any successor corporation (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Company, as if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (e) Assignment by Employee. Employee's rights and obligations under this Employment Agreement are personal, and they shall not be assigned or transferred without the Company's prior written consent.

         (f) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Employee's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement of the Company and Employee with respect to such terms and conditions.

         (g) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Employee.

         (h) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

         (i) Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal or personal representatives and successors and if Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

7.       NOVATION.

         This Agreement is a novation to that Employment Agreement between the Company and Employee entered into on July 15, 2002 which hereby is extinguished. As consideration for this novation, Employee acknowledges the value of the matters described in the recitals to this Amended and Restated Employment Agreement and the other terms of this Amended and Restated Employment Agreement and agrees that they are adequate to make the novation binding in all respects.

         IN WITNESS WHEREOF, the Company and Employee have executed this Amended and Restated Employment Agreement in multiple originals to be effective as set out above.

HARVEST NATURAL RESOURCES, INC.                  KERRY R. BRITTAIN

By: /s/ PETER J. HILL                            /s/ KERRY R. BRITTAIN
    -------------------------------------        ----------------------------
    Peter J. Hill
    President and Chief Executive Officer

                                      -12-